Exhibit 7

Consolidated Report of Condition of`

Wells Fargo Bank National Association

of 101 North Phillips Avenue, Sioux Falls, SD 57104

And Foreign and Domestic Subsidiaries,

at the close of business September 30, 2013, filed in accordance with 12 U.S.C. §161 for National Banks.

		Dollar Amounts
		In Millions
ASSETS
Cash and balances due from depository institutions:
Noninterest-bearing balances and currency and coin		$18,734
Interest-bearing balances		155,426
Securities:
Held-to-maturity securities		0
Available-for-sale securities		223,064
Federal funds sold and securities purchased under agreements to resell:
Federal funds sold in domestic offices		51
Securities purchased under agreements to resell		22,081
Loans and lease financing receivables:
Loans and leases held for sale		15,389
Loans and leases, net of unearned income	765,029
LESS: Allowance for loan and lease losses	12,970
Loans and leases, net of unearned income and allowance		752,059
Trading Assets		31,965
Premises and fixed assets (including capitalized leases)		7,597
Other real estate owned		3,689
Investments in unconsolidated subsidiaries and associated companies		627
Direct and indirect investments in real estate ventures		8
Intangible assets
Goodwill		21,549
Other intangible assets		21,750
Other assets		54,021

Total assets		$1,328,010

LIABILITIES
Deposits:
In domestic offices		$960,746
Noninterest-bearing	259,500
Interest-bearing	701,246
In foreign offices, Edge and Agreement subsidiaries, and IBFs		86,980
Noninterest-bearing	473
Interest-bearing	86,507
Federal funds purchased and securities sold under agreements to repurchase:
Federal funds purchased in domestic offices		10,491
Securities sold under agreements to repurchase		13,961

Dollar Amounts
In Millions
Trading liabilities	16,250
Other borrowed money
(includes mortgage indebtedness and obligations under capitalized leases)	55,893
Subordinated notes and debentures	19,925
Other liabilities	24,771

Total liabilities	$1,189,017
EQUITY CAPITAL
Perpetual preferred stock and related surplus	0
Common stock	519
Surplus (exclude all surplus related to preferred stock)	102,971
Retained earnings	31,335
Accumulated other comprehensive income	3,147
Other equity capital components	0

Total bank equity capital	137,972
Noncontrolling (minority) interests in consolidated subsidiaries	1,021

Total equity capital	138,993

Total liabilities, and equity capital	$1,328,010

I, Timothy J. Sloan, EVP & CFO of the above-named bank do hereby declare that this Report of Condition has been prepared in conformance with the instructions issued by the appropriate Federal regulatory authority and is true to the best of my knowledge and belief.

Timothy J. Sloan

EVP & CFO

We, the undersigned directors, attest to the correctness of this Report of Condition and declare that it has been examined by us and to the best of our knowledge and belief has been prepared in conformance with the instructions issued by the appropriate Federal regulatory authority and is true and correct.

John Stumpf                                                      Directors

Carrie Tolstedt

Michael Loughlin